UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2013

(Exact name of registrant as specified in its charter)

Delaware	001-02217	58-0628465
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

One Coca-Cola Plaza Atlanta, Georgia	30313
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2013 (the “Effective Date”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of The Coca-Cola Company (the “Company”) amended and restated The Coca-Cola Company 1999 Stock Option Plan (the “1999 Stock Option Plan”),  The Coca-Cola Company 2008 Stock Option Plan (the “2008 Stock Option Plan”) and The Coca-Cola Company 1989 Restricted Stock Award Plan (the “1989 Restricted Stock Plan”) (collectively, the “Plans”).  In addition, the Compensation Committee adopted new form award agreements relating to performance share units (“PSUs”) and restricted stock units (“RSUs”) under the 1989 Restricted Stock Plan (collectively, the “Award Agreements”).

The 1999 Stock Option Plan and the 2008 Stock Option Plan were each amended primarily to add a provision regarding involuntary termination for certain employees applicable to grants on or after the Effective Date. This provision provides that if an employee who is at least age 50 and has at least 10 years of service is involuntarily terminated because of a reduction in workforce, internal reorganization or a job elimination (the “Eligibility Criteria”), stock options held at least 12 months will continue to vest for four years from the termination date in accordance with the option vesting schedule provided in the grant.  Such stock options would expire upon the earlier of four years from the termination date or the option expiration date provided in the grant agreement.  For this provision to be applicable, the employee must sign a release of all claims and, if requested, an agreement on confidentiality and competition.  The additional amendments to the 1999 Stock Option Plan and the 2008 Stock Option Plan were made to reflect the two-for-one stock split effected on July 27, 2012, update the name of the Company’s pension plan and clarify the provision applicable in the case of death during or after disability.

The 1989 Restricted Stock Plan was amended to clarify the holding period provision in the Addendum related to French tax residents and to reflect the two-for-one stock split effected on July 27, 2012.  New form award agreements relating to PSUs under the 1989 Restricted Stock Plan were adopted to add a provision regarding involuntary termination for certain employees, modify the provision related to the death of an employee and clarify certain matters applicable to French tax residents.  The involuntary termination provision provides that, for PSUs held at least 12 months, if an employee has met the Eligibility Criteria, such PSU will remain subject to the applicable performance criterion and if met, a prorated number of shares will be granted based on the termination date.  For this provision to be applicable, the employee must sign a release of all claims and, if requested, an agreement on confidentiality and competition.  The death provision was amended to provide that, if death occurs during the performance period of a PSU, the employees’ estate would receive a cash payment equal to the target number of shares.

The new form award agreements relating to RSUs under the 1989 Restricted Stock Plan were adopted to add an involuntary termination provision for certain employees. The provision provides that if an employee has met the Eligibility Criteria, the RSUs continue to vest according to the original schedule for up to four years and remain subject to the attainment of any performance criteria, if applicable.  For this provision to be applicable, the employee must sign a release of all claims and, if requested, an agreement on confidentiality and competition.

The amendments to the Plans and adoption of the Award Agreements were approved by the Compensation Committee pursuant to the authority granted to the Compensation Committee under the terms of each of the respective Plans.  The nature of these amendments did not require shareowner approval under the terms of the Plans, applicable law or the rules of the New York Stock Exchange.

The foregoing descriptions of the amendments to these Plans and the Award Agreements are qualified in their entirety by reference to the Plans and Award Agreements, respectively, copies of which are attached hereto as Exhibits 10.1 through 10.7 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        The Coca-Cola Company 1999 Stock Option Plan, as amended and restated through February 20, 2013

10.2                        The Coca-Cola Company 2008 Stock Option Plan, as amended and restated effective February 20, 2013

10.3                        The Coca-Cola Company 1989 Restricted Stock Award Plan, as amended and restated through February 20, 2013

10.4                        Form of Restricted Stock Agreement (Performance Share Unit Agreement) in connection with The Coca-Cola Company 1989 Restricted Stock Award Plan, as adopted February 20, 2013

10.5                        Form of Restricted Stock Agreement (Performance Share Unit Agreement) in connection with The Coca-Cola Company 1989 Restricted Stock Award Plan, as adopted February 20, 2013

10.6                        Form of Restricted Stock Unit Agreement in connection with The Coca-Cola Company 1989 Restricted Stock Award Plan, as adopted February 20, 2013

10.7                        Form of Restricted Stock Unit Agreement in connection with The Coca-Cola Company 1989 Restricted Stock Award Plan, as adopted February 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY
(REGISTRANT)

Date: February 20, 2013	By:	/s/ Bernhard Goepelt
Bernhard Goepelt
Senior Vice President, General Counsel and
Chief Legal Counsel